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                                                                    EXHIBIT 99.3

     Dale Christensen                   Sean Collins
     CFO                                Corporate Communications
     Micro General Corporation          Coffin Communications
     949-622-4986                       818-789-0100 ext. 102
     dchristensen@microgeneral.com      sean.Collins@coffincg.com

FOR IMMEDIATE RELEASE

                 MICRO GENERAL CORPORATION PURCHASES ADDITIONAL
                         REALEC TECHNOLOGIES OWNERSHIP

  MOVE ENHANCES AND CONSOLIDATES FINANCIAL RESULTS OF REALEC WITH MICRO GENERAL

SANTA ANA, CALIF. -- DECEMBER 13, 2001 - Micro General Corporation (NASDAQ:MGEN), the leading provider of production and workflow software systems to the title and real estate industries, today announced the purchase of an additional nine percent ownership in RealEC Technologies, the industry's leading secure B2B e-commerce exchange for real estate transactions.

        Since RealEC Technologies was founded in May 2000, Micro General has owned 6.5 M shares of non-voting convertible preferred stock, which assuming conversion into common shares, would represent a 47 percent ownership in RealEC Technologies. Other owners of convertible preferred stock include Stewart Information Services (22 percent ownership) and Land America Financial Group (22 percent ownership). Micro General has purchased 1.3 M shares of RealEC common stock currently issued and outstanding, which represents 100 percent of the outstanding common stock, and represents a diluted ownership of nine percent.

        Micro General has issued 153,893 additional shares of restricted common stock to purchase this additional ownership. Combined with its convertible preferred share position, Micro General now owns 56 percent of RealEC Technologies.

        As a result of this purchase, Micro General will begin to consolidate RealEC Technologies results with its results of operations in the fourth quarter, 2001. In the 2001 fourth quarter, RealEC is expected to contribute an estimated $900,000 in additional consolidated revenue and contribute an operating loss of less than $200,000. RealEC Technologies is experiencing rapid growth and the Company expects RealEC Technologies will contribute substantial revenue and profits in 2002 and future years.

        "This transaction is a key component of our strategic positioning as we move into 2002," said Micro General CEO John Snedegar. "Serving six of the top ten mortgage originators in the country and adding new lenders and service providers at a very aggressive pace during the past six months have positioned RealEC's e-business solutions as the #1 B2B electronic exchange in the end-to-end electronic mortgage transaction arena," he said.

                                     -more-


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MICRO GENERAL ANNOUNCES REALEC COMMON STOCK PURCHASE -- PAGE 2 OF 2

        "RealEC is very pleased with the broad opportunities that Micro General ownership provides, along with Stewart Title and Land America," said RealEC president, Jeff Sanderson. "These three owners are also strategic partners that continually provide RealEC with new growth opportunities," he said.

        RealEC is designed to facilitate the origination, servicing, and closing of real estate transactions and to enable real estate practitioners to significantly enhance their businesses. The RealEC Exchange is an intelligent routing process that offers traditional transaction capability and provides a standardized connectivity and data transport functionality for originators and vendors involved in the transaction. It handles data translation and facilitates rapid information flow while integrating seamlessly with vendors' production systems.

        RealEC iSelect(TM) offers order management, status tracking and coordination by intelligently managing vendor selection, product selection and coordinating the flow of an entire real estate transaction process using a software solution and tools that enable online collaboration.

ABOUT MICRO GENERAL

Micro General Corporation is the leading provider of production and workflow software systems to the real estate title and escrow industries. The Company's additional competencies include managed application services, application development and integration, network, data and infrastructure management and IT outsourcing. Micro General and its operating subsidiaries employ more than 600 individuals nationwide, primarily in technical positions. To learn more about Micro General Corporation, please visit: www.microgeneral.com. For more information on RealEC Technologies, call 949-622-3927 or visit: www.realec.com.

For more information contact Dale Christensen (Corp. IR) 949-622-4986 or Sean Collins (Corp. Comms.) 818-789-0100.


This press release contains forward-looking statements. The words "believe," "expect," "intend," "anticipate," "will," and "project," and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

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